Exhibit 21.1

Subsidiaries of

OYO Geospace Corporation

Geospace Technologies, LP, a Texas limited partnership

Geospace Technologies Corporation, a Delaware corporation

Geospace Technologies Corporation Azerbaijan Branch, an Azerbaijan company

Geospace Engineering Resources International, LP, a Texas limited partnership

Geospace Finance Corp., a Texas corporation

Concord Technologies, LP, a Texas limited partnership

OYOG, LLC, a Delaware limited liability company

OYOG Limited Partner, LLC, a Nevada limited liability company

OYOG Operations, LP, a Texas limited partnership

OYO Geospace China, a Chinese company

OYO Geo Space Canada, Inc., an Alberta corporation

OYO Instruments, LP, a Texas limited partnership

OYO Instruments Europe Limited, a United Kingdom company

OYO Geospace J.V., LP, a Texas limited partnership

OYO-GEO Impulse International, LLC, a Russian limited liability company